TOUCHSTONE STRATEGIC TRUST
AMENDMENT TO
RESTATED AGREEMENT AND DECLARATION OF TRUST
The undersigned, being a majority of the Trustees of Touchstone Strategic Trust (the “Trust” or “TST”), acting pursuant to Sections 4.1 and 7.3 of the Trust’s Restated Agreement and Declaration of Trust, dated May 19, 1993, as amended (the “Declaration”), hereby adopt the following resolutions:

Establishment of New Series and Classes

RESOLVED, that pursuant to Article IV of the Amended and Restated Agreement and Declaration of Trust (referred to in these resolutions as “Agreement”) of the TST, there is hereby established and designated one additional series of TST to be considered for all purposes under the Agreement as “Series” and to have all the rights and privileges of a “Series” as specified in said Agreement, as follows:

New Fund                            Classes
Touchstone Sands Capital International Growth Fund     Y and Institutional

Authorization of Issuance of Initial Shares

RESOLVED, that upon receipt of payment from the Advisor, TST shall issue to the Advisor at least one share of each of Class Y and Institutional Class shares for the New Fund, at a purchase price to be determined; and

FURTHER RESOLVED, that upon receipt of such payment, the officers of TST shall execute and deliver such documents as they may deem necessary, desirable or appropriate to carry out the intent and purpose of the foregoing, such determination to be conclusively evidenced by the execution and delivery of such documents; and

FURTHER RESOLVED, that when issued and paid for as aforesaid, such shares shall be validly issued, fully paid and non-assessable shares of the New Fund.

Resolutions Regarding Issuance of Shares

RESOLVED, that upon the effectiveness of the Post-Effective Amendment(s) to TST’s Registration Statement on Form N-1A under the Securities Act of 1933, as amended, and the 1940 Act, containing a Prospectus and Statement of Additional Information for the New Fund and during such periods as the Trust's Registration Statement with respect to the New Fund is effective, the appropriate officers of TST are authorized to issue Class Y and Institutional Class shares in the name of the New Fund to the public subject to the terms and conditions as set forth in TST’s Agreement, By-laws and then effective Registration Statement; and

FURTHER RESOLVED, that when such shares are issued in accordance with the foregoing, they shall be fully paid and non-assessable; and

FURTHER RESOLVED, that such shares shall be sold only in such states and other jurisdictions where qualified for sale, including by exemption from filing requirements, under the applicable laws of such states and jurisdictions.

Authorization of Officers to Take Actions Related to the New Fund

RESOLVED, that the appropriate officers of TST are hereby authorized to take or cause to be taken all such action and to execute or cause to be executed such documents as may be deemed by them necessary or desirable to effectuate the foregoing, the taking of any such action shall constitute conclusive evidence of the authority of the officer or officers hereunder.

Capitalized terms used but not defined in this amendment to the Declaration have the meanings otherwise assigned to them in the Declaration.
[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned, being a majority of the Trustees of the Trust, hereunto set their hand this 25 day of January, 2021.

/s/ Karen Carnahan	/s/ William C. Gale
Karen Carnahan	William C. Gale

/s/ Susan J. Hickenlooper	/s/ Jill T. McGruder
Susan J. Hickenlooper	Jill T. McGruder

/s/ Kevin A. Robie	/s/ William H. Zimmer III
Kevin A. Robie	William H. Zimmer III

Amendment to Restated Agreement and Declaration of Trust – Establishment of New Series and Classes – Touchstone Sands Capital International Growth Fund